Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-1) and related Prospectus of Bio-Path Holdings, Inc. for the registration of common stock underlying warrants and to the incorporation by reference therein of our report dated March 7, 2024, with respect to the consolidated financial statements of Bio-Path Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
April 24, 2024